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                                                                     EXHIBIT 5.1


                    [GARDERE & WYNNE, L.L.P. LETTERHEAD]




(214) 999-4510
                              November 18, 1996


Ultrak, Inc.
1220 Champion Circle, Suite 100
Carrollton, Texas  75006

Gentlemen:

         We have served as counsel for Ultrak, Inc., a Delaware corporation
(the "Company"), in connection with the Registration Statement on Form S-3 (the "Registration Statement"), filed with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933, as amended, covering the proposed public offering of 200,000 shares (the "Shares") of the Company's Common Stock, $0.01 par value (the "Common Stock"), to be issued and sold by the Company, and, subject to the exercise of an over-allotment option granted by the Company, an additional 30,000 shares (the "Additional Shares") of the Common Stock to be issued and sold by the Company.

         With respect to the foregoing, we have examined such documents and questions of law as we have deemed necessary to render the opinions expressed below. Based upon the foregoing, we are of the opinion that the Shares and the Additional Shares, when sold, issued, and delivered in the manner and for the consideration stated in the Registration Statement, will be duly authorized, validly issued, fully paid, and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement under the heading "Legal Matters."

                                                Very truly yours,

                                                GARDERE & WYNNE, L.L.P.


                                                By: /s/ RICHARD L. WAGGONER
                                                    ----------------------------
                                                    Richard L. Waggoner, Partner